                                                                   EXHIBIT 10.22

(JPMORGAN LOGO)
(UBS INVESTMENT BANK LOGO)

                                December 22, 2004

                                Commitment Letter


Education Realty Operating Partnership, LP
530 Oak Court Drive, Suite 300
Memphis, TN  38117
Attention:  Randy Brown

Ladies and Gentlemen:

         You (the "Borrower") have requested that J.P. Morgan Securities Inc. and UBS Securities LLC (the "Arrangers"), agree to structure, arrange and syndicate a revolving senior secured credit facility in an aggregate amount of up to $75,000,000 (the "Facility"), that JPMorgan Chase Bank, N.A. ("JPMCB") and UBS Loan Finance LLC ("UBS") each commit to provide one-half (1/2) of the entire principal amount of the Facility, and that JPMCB agrees to serve as administrative agent for the Facility.

         The Arrangers are pleased to advise you that they are willing to act as exclusive co-arrangers for the Facility.

         Furthermore, each of JPMCB, UBS and the Arrangers, respectively, are pleased to advise you of their commitment to provide the entire amount of the Facility, upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet").

         It is agreed that JPMCB will act as the sole and exclusive Administrative Agent, and that the Arrangers will act as the sole and exclusive Co-Lead Arrangers and Joint Bookrunners (in such capacities, the "Lead Arrangers") for the Facility. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other that that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facility unless you and we shall so agree.

         We intend to syndicate the Facility (including, in our discretion, all or part of JPMCB's and UBS's commitment hereunder) to a group of financial institutions (together with JPMCB and UBS, the "Lenders") identified by us in consultation with you. The Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist the Arrangers in completing a syndication satisfactory to them. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Borrower and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and/or other marketing materials (collectively, the "Offering Materials") to be used in connection with the syndication and (d) the hosting, with the Arrangers, of one or more meetings of prospective Lenders. At the Arrangers' request when "public-side" investors will be invited to be Lenders, the Borrower will assist in the preparation of an additional version of the Offering Materials for distribution to "public-side" investors that consists exclusively of information and documentation that is either publicly available or not material with respect to the Borrower, its affiliates and any of their respective securities for purposes of United States federal and state securities laws (the "Public-Side Version"). Prior to our distribution of the Offering Materials and the Public-Side Version to prospective Lenders, as applicable, the Borrower will execute and deliver to us a letter authorizing the distribution of the Offering Materials and a separate letter authorizing the distribution of the Public-Side Version for inclusion in the respective information packages.

         As the Lead Arranger, the Arrangers will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In acting as the Lead Arrangers, the Arrangers will have no responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to any fiduciary or other implied duties. To assist the Arrangers in their syndication efforts, you agree promptly to prepare and provide to JPMCB, UBS and the Arrangers all information with respect to the Borrower and the transactions contemplated hereby, including all financial information and projections (the "Projections"), as we may reasonably request in connection with the arrangement and syndication of the Facility. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to JPMCB, UBS or the Arrangers by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to JPMCB, UBS or the Arrangers by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Facility we may use and rely on the Information and Projections without independent verification thereof.

         As consideration for JPMCB's and UBS's commitment hereunder and the Arrangers' agreement to perform the services described herein, you agree to pay to JPMCB and UBS the nonrefundable fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter").

         JPMCB's and UBS's commitment hereunder and the Arrangers' agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole,
(b) our completion of and satisfaction in all respects with a due diligence investigation of the Borrower, (c) our not becoming aware after the date hereof of any information or other matter affecting the Borrower or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (d) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our judgment, could materially impair the syndication of the Facility, (e) our satisfaction that prior to and during the syndication of the Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any affiliate thereof, (f) the negotiation, execution and delivery on or before March 1, 2005 of definitive documentation with respect to the Facility satisfactory to JPMCB and its counsel and (g) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of JPMCB's and UBS's commitment hereunder and of the Facility are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of JPMCB, UBS, the Arrangers and the Borrower.

         You agree (a) to indemnify and hold harmless JPMCB, UBS, the Arrangers and their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facility, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and
(b) to reimburse JPMCB, UBS, the Arrangers and their affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant's fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facility and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Facility.

         This Commitment Letter shall not be assignable by you without the prior written consent of JPMCB, UBS, and the Arrangers (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, JPMCB, UBS, and the Arrangers. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto.

         This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. The Borrower consents to the nonexclusive jurisdiction and venue of the state or federal courts located in the City of New York. Each party hereto irrevocably waives,
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Page 4


to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York.

         This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet nor the Fee Letter, nor any of their terms or substance, shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter, (b) as may be required in connection with your initial public offering or (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by law.

         You acknowledge that JPMCB, UBS, the Arrangers and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither JPMCB, UBS nor the Arrangers will use confidential information obtained from you by virtue of the transactions contemplated by this letter or their other relationships with you in connection with the performance by JPMCB, UBS or the Arrangers of services for other companies, and neither JPMCB, UBS or the Arrangers will furnish any such information to other companies. You also acknowledge that JPMCB, UBS and the Arrangers have no obligation to use in connection with the transactions contemplated by this letter, or to furnish to you, confidential information obtained from other companies.

         The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or JPMCB's and UBS's commitment hereunder.

         If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on January 14, 2005. JPMCB's and UBS's commitment and the Arrangers' agreements herein will expire at such time in the event JPMCB has not received such executed counterparts in accordance with the immediately preceding sentence.

         JPMCB, UBS and the Arrangers are pleased to have been given the opportunity to assist you in connection with this important financing.


                                               Very truly yours,

                                               JPMORGAN CHASE BANK, N.A.


                                               By: /s/ Kent Kaiser
                                                   --------------------------
                                                   Name: Kent Kaiser
                                                         --------------------
                                                   Title: Sr. Vice President
                                                          -------------------


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Page 5


                                               J.P. MORGAN SECURITIES INC.

                                               By: /s/ John J. Regan
                                                   --------------------------
                                                   Name: John J. Regan, Jr.
                                                         --------------------
                                                   Title: Managing Director
                                                          -------------------


                                               UBS LOAN FINANCE LLC

                                               By: /s/ Thomas J. W. Archie
                                                   --------------------------
                                                   Name: Thomas J. W. Archie
                                                         --------------------
                                                   Title: Director
                                                          -------------------

                                               By: /s/ Warren Jervey
                                                   --------------------------
                                                   Name: Warren Jervey
                                                         --------------------
                                                   Title: Director and Counsel
                                                          -------------------


                                               UBS SECURITIES LLC

                                               By: /s/ Thomas J. W. Archie
                                                   --------------------------
                                                   Name: Thomas J. W. Archie
                                                         --------------------
                                                   Title: Director
                                                          -------------------

                                               By: /s/ Warren Jervey
                                                   --------------------------
                                                   Name: Warren Jervey
                                                         --------------------
                                                   Title: Director and Counsel
                                                          -------------------

Accepted and agreed to as of the date first written above by:

EDUCATION REALTY OPERATING
   PARTNERSHIP, LP


By: Education Realty OP GP, Inc.
      General Partner

By: /s/ Randall H. Brown
    ------------------------
    Name: Randall H. Brown
          ------------------
    Title: Executive Vice President and Chief Financial Officer
           ----------------------------------------------------

                                    EXHIBIT A

                                   TERM SHEET



                               [follows this page]

EDUCATION REALTY TRUST                                          DECEMBER 2004
================================================================================

                         SUMMARY OF TERMS AND CONDITIONS

THIS TERM SHEET IS INTENDED AS AN OUTLINE FOR DISCUSSION PURPOSES ONLY AND DOES NOT PURPORT TO SUMMARIZE ALL THE CONDITIONS, COVENANTS, REPRESENTATIONS, WARRANTIES AND OTHER PROVISIONS WHICH WOULD BE CONTAINED IN DEFINITIVE LEGAL DOCUMENTATION FOR THE FINANCING CONTEMPLATED HEREBY. IN ADDITION, THE ORGANIZATIONAL STRUCTURE OF THE BORROWER AND THE FINANCIAL, LEGAL, ACCOUNTING, TAX AND ALL OTHER ASPECTS OF THE TRANSACTION, WHICH IS THE SUBJECT HEREOF, SHALL BE SATISFACTORY TO THE LENDERS AND THEIR RESPECTIVE COUNSEL.


BORROWER:                  Education Realty Operating Partnership, LP ("ERTOP")
                           and each Project Subsidiary (the "Borrower"). Project
                           Subsidiary is each subsidiary of ERTOP which is contributing a property to the Collateral Pool.

GUARANTOR:                 Education Realty Trust, Inc. (the "Guarantor").

CO-LEAD  ARRANGERS
AND JOINT BOOK
RUNNER:                    J.P. Morgan Securities Inc. and UBS Securities LLC
                           (the "Arrangers").

ADMINISTRATIVE
AGENT:                     JPMorgan Chase Bank ("JPMCB" or the "Agent").

SYNDICATION AGENT:         UBS Securities LLC

LENDERS: JPMorgan Chase Bank, UBS AG and a group of lenders selected by the Arrangers and satisfactory to Agent and the Borrower (collectively, together with the Agent in its capacity as lender, the "Lenders").

DOCUMENTATION:             The Facility is evidenced by a credit agreement (the
                           "Credit Agreement"), notes and other legal documentation (collectively, together with the Credit
                           Agreement, the "Loan Documents") satisfactory to the Lenders.

FACILITY:                  The amount of the Facility shall be equal to
                           $75,000,000. Advances under the Facility (the
                           "Facility") shall be limited in aggregate to the lesser of: i) the amount of the Aggregate Commitment and ii) the aggregate Borrowing Base Availability.

                           Up to $10,000,000 of the Facility shall be available for the issuance of letters of credit by JPMCB ("Letter of Credit Sub-Facility", or "Sub-Facility"). Letters of credit issued and outstanding under the Sub-Facility shall be treated as an advance under the Facility for calculation of the Borrowing Base Availability. The expiry dates of the letters of credit issued under the Sub-Facility shall not exceed the Maturity Date. The fronting fee for JPMCB shall be 12.5 bps. Annual letter of credit fees shall be equal to the LIBOR credit spread, payable quarterly in advance. The minimum amount of each letter of credit shall be $100,000.00.


================================================================================
J.P. MORGAN SECURITIES INC.                                 UBS SECURITIES LLC

EDUCATION REALTY TRUST                                      DECEMBER 2004
================================================================================

                           If necessary to meet the Borrower's funding deadlines, JPMCB will make swing loans to the Borrower prior to the Maturity Date, not to exceed an amount at any one time outstanding equal to the lesser of $10,000,000.00 or the unused portion of the Facility. Each Lender shall purchase its portion of a swing loan within five (5) business days after the swing loan is funded.

ACCORDION:                 The Borrower shall have the ability during the
                           initial term of the Facility to request that the Aggregate Commitment be increased to a maximum of $125,000,000, subject to commercially reasonable efforts by the Arrangers to arrange such increase under customary terms, including the absence of default or event of default. Each increase in the Aggregate Commitment shall be in a minimum amount of $15,000,000, unless Agent consents to a smaller amount. The increase will be syndicated on a "best efforts" basis, and no Lender shall be required to escalate commitments to facilitate such increase. The accordion feature will not be available if the Borrower has previously reduced the Aggregate
                           Commitment pursuant to the terms of the Credit
                           Agreement.

TERM: The Aggregate Commitment shall terminate, and all loans and other amounts outstanding under the Facility shall be due and payable three years from the date of execution of the Credit Agreement (the "Maturity Date") provided, that the Borrower shall have the option, exercisable not more than 120 or less than 60 days prior to the initial Maturity Date, to extend the Maturity Date for one year, subject only to (i) the payment by the Borrower of an extension fee for the pro-rata account of all of the Lenders equal to 20 basis points of the Aggregate Commitment at the time of the extension, (ii) delivery of such documents as the Agent may reasonably request to confirm that the extension has been authorized on behalf of the Borrower and (iii) the condition that no default or unmatured default under the Facility shall exist at the time of the extension.

USE OF PROCEEDS:           The proceeds available under the Facility shall be
                           used by the Borrower to fund debt refinancing;
                           capital improvements, expansion or additional development; working capital, payment of costs in connection with the Facility; acquisitions of student housing communities provided that such acquisitions/uses constitute Permitted Investments.

RATES AND FEES:            Unused Fee
                           ----------
                           A per annum fee (as set forth in the Pricing Schedule attached hereto) shall be payable on the amount of the committed but unfunded portion of the Facility, based upon the average outstanding balance of the entire Facility (swing loans will be deemed a utilization of the Facility for this purpose) during the quarter, payable to the Agent on behalf of the Lenders, quarterly in arrears.

                           Interest Rate
                           -------------
                           At the election of the Borrower, all advances under the Facility (other than swing loans) shall bear interest at either LIBOR or Base Rate based pricing plus the applicable spread (as set forth in the Pricing Schedule attached hereto), which shall be determined by the Agent from time to time, based


================================================================================
J.P. MORGAN SECURITIES INC.                                 UBS SECURITIES LLC

EDUCATION REALTY TRUST                                      DECEMBER 2004
================================================================================


                           on the Total Leverage Ratio. Swing loans shall bear interest at the Base Rate based pricing plus the applicable spread. No more than six LIBOR borrowings can be outstanding at any time.

                           Amounts not applied to a LIBOR contract will accrue at the Base Rate. LIBOR interest periods shall be one, two or three months. Any adjustment to the interest rate spreads shall be effective as of the date the quarterly financial statements are required to be delivered to the Agent.

                                    "Base Rate" means, at any time, the higher of (1) JPMCB prime rate, and (2) the federal funds effective rate most recently determined by the Agent plus 1/2% per annum.

                           The Credit Agreement will include customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and (b) indemnifying the Lenders for breakage costs incurred in connection with among other things, any prepayment of a LIBOR loan on a day other than the last day of an interest period with respect thereto. After maturity or default, the interest rate will be equal to the Base Rate plus 3% per annum.

INTEREST
CALCULATION:               Interest shall be calculated on the basis of a three
                           hundred sixty (360) day year based on twelve (12) thirty (30) day months, except that interest due and payable for a period of less than a full month shall be calculated by multiplying the actual number of days elapsed in such period by a daily rate based on said 360-day year.

INTEREST
PAYMENTS:                  Interest shall be due on the first day of each month.

COLLATERAL:                The Facility will be secured by cross-collateralized,
                           mortgage liens on all Collateral Pool properties including:

                           o First priority mortgage liens (or first lien deed
                             of trust) and security agreements on real estate;
                             and

                           o First priority assignment of rents, leases, and
                             other income and contracts for each property; and

                           o Other standard and customary collateral
                             documentation, for real estate secured credits, including but not limited to title policies, surveys and environmental indemnification, as reasonably required by the Agent.

INTEREST RATE
PROTECTION:                At Borrower's option, interest rate protection is
                           available through JPMCB.

RECOURSE:                  The Facility shall be full recourse on a joint and
                           several basis to Borrower and the Guarantor.

REPAYMENT:                 Outstanding principal plus interest due on the
                           Maturity Date. Proceeds may be borrowed, repaid, and re-borrowed so long as availability exists under the Facility.

================================================================================
J.P. MORGAN SECURITIES INC.                                 UBS SECURITIES LLC

EDUCATION REALTY TRUST                                      DECEMBER 2004
================================================================================

PREPAYMENT:                Amounts outstanding under the Facility may be prepaid
                           in whole or in part (subject to the Minimum Paydown
                           Amount provisions below) on one business day's prior written notice, without penalty or premium. If prepayment of a LIBOR based portion is made on a date other than the last day of the applicable Interest
                           Period, the Borrower will indemnify Lenders for all costs and expenses actually incurred as a result of such prepayment, including, without limitation, the cost of terminating any LIBOR contracts.

MINIMUM
PAYDOWN
AMOUNT:                    $500,000 with additional increments of $100,000.

MINIMUM
FUNDING
AMOUNT: For all advances, $1,000,000 with additional increments of $100,000. Fundings are at Borrower's option with three business days' prior notice for LIBOR borrowings and with one business day's notice for Base Rate borrowings, each accompanied by certification of continued compliance with covenants, representations and warranties.

FACILITY
REDUCTIONS:                The Borrower may irrevocably cancel undrawn amounts
                           of the Aggregate Commitment upon three business days' prior written notice. The minimum cancellation amount is $5,000,000, and cancellations above the minimum shall be in increments of $500,000. Notwithstanding the foregoing, the Aggregate Commitment may not be reduced below $37,500,000, unless entirely canceled.
                           All such reductions shall be applied on a pro rata basis among the Lenders.

COSTS AND
EXPENSES:                  Borrower will reimburse Agent and Arrangers for all
                           reasonable costs and expenses in connection with the Facility and any subsequent amendments and waivers, including but not limited to reasonable attorney's fees, consultant costs, and recording charges.

MATERIAL ADVERSE
EFFECT PROVISIONS:         Any condition which causes or continues the
                           occurrence of an Event of Default or has a material adverse effect upon (i) the business, operations, properties, assets, prospects, corporate structure or condition (financial or otherwise) of Borrower or the Guarantor, taken as a whole, (ii) the ability of Borrower or the Guarantor, taken as a whole, to perform, or of Agent or any Lender to enforce, any of the Facility obligations.

CONDITIONS
PRECEDENT TO
CLOSING DATE:              The Credit Agreement will contain conditions
                           precedent to Closing of the Facility which are customary for this type of transaction, including without limitation:

================================================================================
J.P. MORGAN SECURITIES INC.                                 UBS SECURITIES LLC

EDUCATION REALTY TRUST                                      DECEMBER 2004
================================================================================

                                    o  Documentation on terms consistent with
                                       the provisions of this summary and in
                                       form and substance reasonably
                                       satisfactory to the Agent and its
                                       counsel.

                                    o  Satisfactory opinions from Borrower and
                                       Guarantor's counsel, including opinions
                                       relating to the enforceability of the
                                       loan documents, due organization and
                                       other items, as specified.

                                    o  The contemplated initial public offering
                                       ("IPO") of the Guarantor's stock shall
                                       have been completed.

CONDITIONS
PRECEDENT TO
EACH ADVANCE:              Concurrent with each request for funding under the
                           Facility, the Borrower will provide to the Agent:

                                    o  Calculation of Borrowing Base
                                       Availability, and

                                    o  Certificate signed by the Chief Financial
                                       Officer of the Managing Member of ERTOP
                                       indicating continued compliance with all covenants under the Facility.

DUE DILIGENCE
FOR THE ADMISSION
OF EACH PROPERTY
INTO THE COLLATERAL
POOL: Each property is subject to certain due diligence requirements. The due diligence information of each property shall include, but not be limited to: a valid certificate of occupancy or similar certificate, proof of insurance (satisfactory to Agent), property insurance, a copy of a current title report along with copies of all items of record, an ALTA survey certified to the Agent, an inspection report by an architect or engineer approved by the Agent, an environmental report (acceptable to Agent), UCC searches by county and state, a current rent roll, a FIRREA conforming appraisal, a copy of the purchase agreement, recent photos of the property, last three years of operating statements, a site visit by the Agent and a pro forma operating statement. The Borrower will also provide such other information as may be reasonably requested by the Agent.

                           The Agent, its counsel and other professionals engaged by Agent shall have sufficient time to review and approve the due diligence information prior to inclusion of a property in the Collateral Pool.

                           The Borrower will purchase and provide a mortgagee's title policy in the amount of the Aggregate Commitment by a title underwriter acceptable to the Agent subject only to coverage exceptions and encumbrances approved by the Agent in its sole discretion.

APPRAISALS:                All references to appraised value shall refer to the
                           valuation set forth in a third party FIRREA conforming appraisal acceptable to the Agent and the Required Lenders. Each appraisal must be no more than twelve (12) months old, and will be updated annually if requested by Agent or the Required Lenders.

RELEASE PROVISIONS

================================================================================
J.P. MORGAN SECURITIES INC.                                 UBS SECURITIES LLC

EDUCATION REALTY TRUST                                      DECEMBER 2004
================================================================================

FOR THE FACILITY:          The Borrower may sell or release individual
                           properties from the Collateral Pool, provided:

                             1) After the release of properties there is no default under the Credit Agreement;

                             2) The Borrower has provided to the Agent a certificate and calculations signed by ERTOP indicating continued compliance with all covenants under the Facility after the release of properties.

                             3) If a Borrower's or Guarantor's property has been released from the Collateral Pool, then that Borrower or Guarantor shall be released from liability under the Facility.

REPRESENTATIONS
AND WARRANTIES:            Customary for this type of Facility, including but
                           not limited to the following:

                                 1.  Valid existence and qualification,
                                     including qualification as a real estate investment trust or real estate investment trust subsidiary (as applicable);

                                 2.  Corporate authorization;

                                 3.  No contravention of laws or contracts;
                                     binding effect;

                                 4. Financial and other information is true and correct;

                                 5.  No material adverse change that has a
                                     Material Adverse Effect;

                                 6.  No material environmental matters;

                                 7.  Compliance with laws and regulations,
                                     including zoning, fire safety and building requirements of properties, ERISA, environmental and REIT laws;

                                 8.  Maintenance of required licenses and
                                     permits with respect to all properties;

                                 9.  No material litigation, casualty or
                                     condemnation proceedings pending with
                                     respect to Borrower or any properties;

                                 10. Payment of taxes and insurance premiums
                                     when due;

                                 11. Good title;

                                 12. Properties are in good condition and
                                     repair, no deferred maintenance;

                                 13. No default or Events of Default under the
                                     Facility.

COVENANTS:

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J.P. MORGAN SECURITIES INC.                                 UBS SECURITIES LLC

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EDUCATION REALTY TRUST                                      DECEMBER 2004
================================================================================

AFFIRMATIVE:               Customary for a loan of this size and type including,
                           but not limited to, covenants relating to compliance with laws, maintenance of insurance, maintenance of corporate existence and REIT status, keeping of books and records, maintenance of properties, payment of taxes, furnishing of periodic financial statements and reports and compliance certificates and other financial information.

                           The REIT shall at all times remain listed and in good standing on the New York Stock Exchange and shall maintain its tax status as a real estate investment trust in compliance with all applicable tax provisions.

NEGATIVE:                  Customary for a loan of this size and type, including
                           but not limited to:

                           Limitation on change in control of ERTOP and the REIT.

                           ERTOP will not, nor will it permit any subsidiary to enter into any merger, consolidation, reorganization or liquidation or transfer or otherwise dispose of, over any one-year period during the term of the Facility, properties which either (i) exceed more than 25% of the Total Asset Value of all of their income-producing properties or (ii) contribute more than 25% of the consolidated Net Operating Income of ERTOP and the Guarantor derived from their income-producing properties ("Substantial
                           Properties"), except for transactions between wholly-owned subsidiaries and/or ERTOP. The ERTOP will not, nor will it permit any of its subsidiaries to, enter into a sale/leaseback of any of its real property assets (in a single or multiple transactions).

                           Borrower and Guarantor primary operations shall consist of the ownership, development, operation, and management of student housing communities.

                           Merger restriction on the REIT, which shall mean a merger or consolidation following which the REIT or an entity wholly owned by the REIT is no longer the sole general partner and majority shareholder of ERTOP; or a merger or consolidation, or any other event, where the REIT shall own less than a 51% interest in ERTOP.

                           Substantially all of the business operations of the REIT shall be performed through ERTOP and its subsidiaries, and all but $10,000,000 of the assets of the REIT shall be owned through ERTOP. Further, all net proceeds from any equity or debt offerings of the REIT shall be promptly distributed to the Borrower.

FINANCIAL:                 In addition to all other conditions herein and those
                           conditions typically required in similar facilities, the following financial covenants will apply (for the purposes of calculating financial covenants, the Borrower's pro rata share of its interest in unconsolidated affiliates shall be included) :

                                    Total Leverage Ratio
                                    --------------------
                                    At all times shall not exceed 65%.

                                    Interest Expense Coverage
                                    -------------------------

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J.P. MORGAN SECURITIES INC.                                 UBS SECURITIES LLC

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EDUCATION REALTY TRUST                                      DECEMBER 2004
================================================================================

                                    Commencing with the earlier of the first time that at least $25,000,000 is outstanding under the Facility (the "Commencement Date"), or the quarter ending March 31, 2006, REIT, Borrower and their consolidated subsidiaries total EBITDA divided by total Recurring Interest Expense shall not be less than 2.00, calculated based on the preceding twelve months, or such shorter period commencing on the Commencement Date. If EBITDA is calculated over a period of less than twelve months, and one of the months is August, then the average EBITDA for the months used in the calculation other than August will be substituted for the August EBITDA.

                                    Fixed Charge Coverage
                                    ---------------------
                                    Commencing with the earlier of the
                                    Commencement Date, or the quarter ending
                                    March 31, 2006, REIT, Borrower and their consolidated subsidiaries total EBITDA (less a capital expenditure reserve of $125 per bed) divided by total fixed charges
                                    (including total debt service, preferred stock dividends and scheduled capitalized lease payments) shall not be less than 1.50, calculated based on the preceding twelve months, or such shorter period commencing on the Commencement Date. If EBITDA is calculated over a period of less than twelve months, and one of the months is August, then the average EBITDA for the months used in the calculation other than August will be substituted for the August EBITDA.

                                    Maximum Distributions
                                    ---------------------
                                    Dividends/distributions of ERTOP, both
                                    individually and combined with the REIT, made on or after January 1, 2006, shall not exceed greater of 95% of ERTOP's Funds From Operations calculated for each on a trailing twelve-month period (or such shorter period as applicable from the Closing Date), or amount necessary to maintain REIT tax status.

                                    Minimum Tangible Net Worth
                                    --------------------------
                                    Minimum Borrower GAAP net worth at all times of 85% of net worth at the Closing Date (after giving effect to the consummation of the IPO), plus 75% of the aggregate net proceeds received by Borrower in connection with any subsequent stock offerings of the REIT consummated after the Closing Date. Borrower GAAP net worth includes an add-back of accumulated depreciation.

                                    Maximum Variable Rate Debt
                                    --------------------------
                                    REIT, Borrower and their consolidated
                                    subsidiaries total variable rate debt to Total Indebtedness ratio at all times not greater than 30%, calculated as unhedged variable rate indebtedness divided by Total Indebtedness.

                           The following covenants will apply to the Collateral Pool properties:

                                    o  There shall be, at all times, at least
                                       four separate properties in the
                                       Collateral Pool.

                                    o  There shall be, at all times, at least
                                       $50,000,000 of aggregate Property Asset
                                       Value in the Collateral Pool.

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EDUCATION REALTY TRUST                                      DECEMBER 2004
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                                    o  At all times during the term of the
                                       Facility, no single Collateral Pool
                                       property shall represent more than 30%
                                       of the aggregate Property Asset Value in the Collateral Pool, except for the property known as Jefferson Pointe.

                                    o  The Borrower shall not encumber the
                                       Collateral Pool properties with debt
                                       other than those encumbrances approved
                                       in writing by the Agent.

PERMITTED
INVESTMENTS:               Borrower and Guarantor may make the following
                           permitted investments so long as (i) the aggregate amount of such permitted investments does not exceed
                           30% of the Borrower's Total Asset Value and (ii) the amount of each of the following categories of permitted investments does not exceed the specified percentage of the Borrower's Total Asset Value at any time during the term of the Facility:

                           Investments in Undeveloped Land                  10%
                           ----------------------------------------------------
                           Investments in Construction in Progress          20%
                           ----------------------------------------------------
                           Investments in Joint Ventures                    20%
                           ----------------------------------------------------
                           Investments other than those relating to
                           Borrower's core business of developing,
                           constructing, owning, leasing to consumers,
                           operating and selling or otherwise disposing
                           of student housing communities                   10%
                           ----------------------------------------------------

REPORTING:                 Borrower will provide to the Agent, for the benefit
                           of the Lenders, certain financial and other information with respect to the Borrower, the Guarantor and the properties as may be reasonably requested by the Agent including the following:

                               o Within 120 days of the end of each fiscal year, annual audited financial statements of the Borrower.

                               o Within 45 days of the end of each fiscal quarter, quarterly financial statements, a calculation of compliance with the Borrowing Base Availability, compliance with covenant compliance and related reports, including a balance sheet, statements of operations and cash flows, listing of properties acquired during the quarter including their NOI, and summary property-by-property operating information.

                               o Along with the statements required above, a quarterly compliance certificate from the Chief Financial Officer or Chief Accounting Officer of the Managing Member of ERTOP confirming that there are no defaults under the credit agreement.

                               o    Within 30 days of the beginning of any
                                    fiscal year, an annual operating budget for the Borrower.

                               o All reports to or filings for ERTOP or the REIT with the Securities Exchange Commission.

                               o    Any other reports as the Agent may
                                    reasonably request.

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J.P. MORGAN SECURITIES INC.                                 UBS SECURITIES LLC

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EDUCATION REALTY TRUST                                      DECEMBER 2004
================================================================================


EVENTS OF
DEFAULT: Customary for this type of Facility, including but not limited to the following:

                               o Failure to pay principal, interest or fees when due;

                               o Failure to observe covenants (subject, in certain cases, to cure periods provided in the Credit Agreement);

                               o    Material breach of representations and
                                    warranties (subject, in certain cases, to cure periods provided in the Credit Agreement);

                               o Final unsatisfied adverse judgment of an aggregate of $10,000,000 or more against Borrower or Guarantor that has not been stayed, discharged or bonded within 30 days;

                               o Default with respect to any indebtedness of Borrower or Guarantor in excess of $10,000,000; o Other usual defaults, including insolvency, bankruptcy, and ERISA violations in excess of $10,000,000.

ASSIGNMENTS/
PARTICIPATIONS:            The Lenders shall be permitted to assign all or a
                           portion of their loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an Event of Default has occurred and is continuing, (b) the Agent or (c) the Issuing Bank. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5,000,000. The
                           Lenders shall also be permitted to sell
                           participations in their loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions.
                           Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required. Pledges of loans in accordance with applicable law shall be permitted without restriction.

GOVERNING LAW
AND JURISDICTION:          State of New York

COUNSEL TO JPMCB:          Locke Liddell & Sapp LLP

DEFINITIONS:               Actual Calculated Loan Amount - As to each Collateral
                           Pool property, the loan amount which would produce a debt service coverage ratio of 1.30 using the NOI for the Collateral Pool property and an interest rate equal to the then current three-month LIBOR based pricing plus the applicable spread for the Facility.

                           Aggregate Commitment - Means, as of any date, the aggregate of the then-current commitments of all the Lenders, which is, as of the Closing Date, Seventy Five Million Dollars ($75,000,000.00).

                           Assets Under Development - Means, as of any date of determination, all projects and expansion areas of existing projects for which a certificate of occupancy has not been issued, upon which income-producing improvements are under construction, and upon which construction is progressing with

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J.P. MORGAN SECURITIES INC.                                 UBS SECURITIES LLC

                                       10
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EDUCATION REALTY TRUST                                      DECEMBER 2004
================================================================================


                           diligence in accordance with a reasonable, industry standard construction schedule.

                           Borrowing Base Availability - The aggregate of the following, calculated for each Collateral Pool property: the lesser of (a) 65% of the Property Asset Value OR (b) the lesser of the Actual Calculated Loan Amount and the Imputed Loan Amount.

                           Closing Date - The date on which all Conditions Precedent to Closing have been met and all required documents have been executed and delivered to and accepted by the Agent.

                           Collateral Pool - Each property meeting all of the following criteria, as certified by the Chief Financial Officer or Chief Accounting Officer of the Managing Member of ERTOP, will be deemed eligible for the Collateral Pool:

                           1. is a student housing community located in the
                              continental United States; and

                           2. is owned Fee Simple or under Eligible Ground
                              Leases by the Borrower, Guarantor or contributing wholly-owned Subsidiary; and

                           3. is not an Asset Under Development; and

                           4. is self-managed by the Borrower or one of its
                              subsidiaries, provided that JPI, as the seller of some of the property, may manage the properties sold to Borrower for up to ninety (90) days after the sale(all management rights shall be expressly subordinate to the Facility); and

                           5. has a valid certificate of occupancy or similar
                              certificate of approval for use as a student housing facility; and

                           6. has no material title defects which affect the
                              marketability of the property; and

                           7. has no material deferred maintenance or capital
                              improvements required to continue operation as a first class student housing community as determined by an architectural or engineering report approved by the Agent; and

                           8. has been approved by the Agent and the Required
                              Lenders, such approvals not to be unreasonably withheld.

                           If a property does not meet the conditions above, the Borrower may request that the Agent and the Required Lenders approve inclusion of the property in the Collateral Pool by submitting the required due diligence materials to the Agent for the benefit of the Lenders.

                           EBITDA - with respect to any Person, income before payment or charges of applicable interest, taxes, depreciation, amortization, and extraordinary items excluding any gains or losses from pay-off or retirement of debt and from sales of assets, as reported by such Person and its Subsidiaries on a consolidated basis in accordance with GAAP.

                           Eligible Ground Lease -A ground lease which (a) has a remaining term (including any renewal options exercisable at the sole option of the lessee) of at least 40 years, (b) may be transferred and/or assigned without consent of the lessor, (c) contains customary lender protection provisions which

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J.P. MORGAN SECURITIES INC.                                 UBS SECURITIES LLC

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EDUCATION REALTY TRUST                                      DECEMBER 2004
================================================================================

                           provide or allow for, without consent of the lessor,
                           (i) notice and cure rights, (ii) pledge and mortgage of the leasehold interest, (iii) recognition of a foreclosure of leasehold interest including entering into new lease with the lender and (iv) no right of landlord to terminate without consent of lessee's lender. Ground leases which do not meet these conditions may be considered Eligible Ground Leases with approval of Agent and Required Lenders.

                           Funds From Operations - Net income plus depreciation, minority interests and amortization exclusive of any gain or loss from debt restructuring and property sales, to be consistent with NAREIT standards.

                           Imputed Loan Amount- As to each Collateral Pool property, the loan amount which would produce a debt service coverage ratio of 1.30 using the NOI for the Collateral Pool property and annual interest and principal payments that would be needed to fully amortize such loan amount, based on a 30-year mortgage-style amortization at an interest rate of 175 basis points above the yield on the then 10-year U.S. Treasury Note, such (combined) interest rate to be not less than 7.00%.

                           Indebtedness - For any Person, without duplication,
                           (A) as shown on such Person's balance sheet prepared in accordance with GAAP (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property and, (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument (whether or not disbursed in full in the case of a construction loan), (B) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (C) all payment obligations and mark-to-market exposure of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements and (D) all obligations of such Person guaranteeing or in effect guaranteeing any indebtedness, leases or other obligations of any third party.

                           Net Operating Income ("NOI") - As of any date of determination, with respect to all real property assets owned for at least four quarters, Property Income for the previous four consecutive quarters including the quarter then ended (or such other period as may be specified herein), less Property Expenses for the same period. For real property assets owned less than four full quarters the NOI shall be calculated for the period of ownership, and annualized; provided, however, that if the period of ownership includes August, then August will be disregarded in the annualization calculation. The NOI shall be reduced by a capital expenditure reserve of not less than $125 per bed.

                           Property Asset Value - During the first 12 months immediately following acquisition of a property in the Collateral Pool, the lesser of (a) the "as-stabilized" value contained in appraisals meeting the Credit Agreement requirements, OR (b) the purchase price of such property (in the case of portfolio acquisitions, established as the property's pro rata portion of the total acquisition price, as determined by the property's proportion of

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J.P. MORGAN SECURITIES INC.                                 UBS SECURITIES LLC

                                       12
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EDUCATION REALTY TRUST                                      DECEMBER 2004
================================================================================

                           portfolio NOI); thereafter, the "as-is" value contained in current appraisals meeting the Credit Agreement requirements.

                           Property Expenses - When used with respect to any real property asset, the costs of operating such asset, including, without limitation, taxes, insurance, three percent (3%) property management fee, repairs and maintenance, but excluding depreciation, amortization, and Recurring Interest Expense, calculated, in each case, in accordance with GAAP.

                           Property Income - When used with respect to any real property asset, revenues therefrom (including, without limitation, lease termination fees appropriately amortized to the extent there is no new tenant in the space for which the lease termination fee was paid), calculated, in each case, in accordance with GAAP.

                           Recurring Interest Expense - Measured as of the last day of each calendar month, an amount equal to interest (whether accrued, paid or capitalized) actually payable (without duplication) by the Borrower and the Guarantor.

                           Required Lenders - For the purpose of making amendments or waivers to the credit agreement or related documents, approval by Lenders whose commitments under the Facility aggregate 66 2/3 % of the Facility will be required. However, unless agreed to by all Lenders, no amendment or waiver shall increase the principal amount, reduce the rate of interest or fees, postpone the scheduled payment of any principal, interest or fees, or change the definition of Required Lenders.

                           Total Asset Value - (a) for properties in the Collateral Pool, the aggregate Property Asset Value, and (b) for all properties not in the Collateral Pool, Borrower's consolidated NOI from properties not in the Collateral Pool (or Borrower's pro rata share of NOI in the case of a property not wholly owned) divided by a capitalization rate of 8.25%, plus (ii) the amount of cash and cash equivalents, plus (iii) undepreciated book value of Assets Under Development and unimproved land. For properties owned for less than four quarters, NOI from such property shall not be used, and instead the purchase price of such property shall be included in the calculation of Total Asset Value.

                           Total Indebtedness - Means Indebtedness of REIT, Borrower and its subsidiaries on a consolidated basis, plus the pro-rata share of Indebtedness of joint venture investment affiliates (as determined in accordance with GAAP).

                           Total Leverage Ratio - Total Indebtedness divided by Total Asset Value.

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J.P. MORGAN SECURITIES INC.                                 UBS SECURITIES LLC

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EDUCATION REALTY TRUST                                      DECEMBER 2004
================================================================================


ANY OR ALL OF THE TERMS OF THIS TERM SHEET SHALL NOT BE DISCLOSED TO ANY PERSON OTHER THAN EMPLOYEES, ATTORNEYS OR ACCOUNTANTS OF THE BORROWER, IN EACH CASE, TO WHOM IT IS NECESSARY TO DISCLOSE THE INFORMATION (AND WHOM, IN EACH CASE, SHALL BE MADE AWARE OF THIS PROMISE NOT TO DISCLOSE) OR AS MAY BE REQUIRED BY LAW OR ANY COURT OR REGULATORY AGENCY HAVING JURISDICTION OVER BORROWER.












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J.P. MORGAN SECURITIES INC.                                 UBS SECURITIES LLC

                                       14
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EDUCATION REALTY TRUST                                      DECEMBER 2004
================================================================================

PRICING SCHEDULE

Interest Rate

                                                                               BASE RATE
LEVEL               TOTAL LEVERAGE RATIO                 LIBOR SPREAD (BPS)   SPREAD (BPS)
-----               --------------------                 ------------------   ------------
  1     less than or equal to 45%                                 150               25
  2     greater than 45% and less than or equal to 50%            175               50
  3     greater than 50% and less than or equal to 60%            200               75
  4     greater than 60%                                          225              100


Unused Fee

RATIO OF LOAN OUTSTANDINGS TO
    AGGREGATE COMMITMENT           FEE (BPS)
-----------------------------      ---------
less than 50%                          25
greater than or equal to 50%           20

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J.P. MORGAN SECURITIES INC.                                 UBS SECURITIES LLC

                                       15